Exhibit 99.1

Wednesday, April 20, 2022

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FIRST QUARTER 2022

•	First Quarter 2022 Net Income of $1.24 per Basic Common Share
•	Common Equity Tier 1 and Total Capital Ratios of 12.8% and 14.0%, Respectively
•	Non-performing Assets were 0.19% of Total Assets Compared with 0.27% at December 31, 2021
•	Announced the Renewal of a Share Repurchase Program

Lakeville, Connecticut, April 20, 2022 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its first quarter ended March 31, 2022.

Net income available to common shareholders was $3.5 million, or $1.24 per basic common share, for Salisbury’s first quarter ended March 31, 2022 (first quarter 2022), compared with $4.1 million, or $1.45 per basic common share, for the fourth quarter ended December 31, 2021 (fourth quarter 2021), and $4.5 million, or $1.59 per basic common share, for the first quarter ended March 31, 2021 (first quarter 2021).

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “We reported solid earnings, strong credit quality metrics and robust capital ratios for first quarter 2022 as we continue to invest in building out the foundation for prudent future growth. While our residential mortgage pipeline has begun to normalize back to pre-pandemic levels, our commercial pipeline is very strong. We are cautiously optimistic that the business environment will remain favorable despite the headwinds of high inflation, rising interest rates, and geo-political tensions. We remain focused on maintaining rigorous underwriting standards and driving profitable growth across our markets while continuing to provide outstanding customer service.”

Net Interest and Dividend Income

Tax equivalent net interest income of $10.5 million for the first quarter 2022 decreased $251 thousand, or 2.3%, versus fourth quarter 2021, and decreased $36 thousand, or 0.3%, versus first quarter 2021. Tax equivalent interest income of $11.3 million for first quarter 2022 decreased $248 thousand, or 2.1%, versus fourth quarter 2021 and increased $30 thousand, or 0.3%, from first quarter 2021.

The cost of interest-bearing liabilities of $812 thousand for first quarter 2022 was essentially unchanged from fourth quarter 2021 and increased $66 thousand, or 8.8%, from first quarter 2021.

Average earning assets of $1.4 billion for first quarter 2022 declined $8.9 million, or 0.6%, from fourth quarter 2021, and increased $154.6 million, or 12.3%, versus first quarter 2021. Average earning assets for first quarter 2022 included average PPP loan balances of $18.7 million, net of deferred fees. Average total interest bearing liabilities of $1.0 billion for first quarter 2022 increased $5.1 million, or 0.5%, from fourth quarter 2021 and increased $89.9 million, or 10.4%, versus first quarter 2021.

The tax equivalent net interest margin for first quarter 2022 was 2.95% compared with 2.99% for fourth quarter 2021 and 3.34% for first quarter 2021. Excluding PPP loans, the tax equivalent net interest margin for first quarter 2022 was 2.86% compared with 2.87% for fourth quarter 2021 and 3.16% for first quarter 2021. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on page 9 of this release for additional details.

Non-Interest Income

Non-interest income of $3.1 million for first quarter 2022 increased $247 thousand versus fourth quarter 2021 and increased $253 thousand versus first quarter 2021.

Trust and Wealth Advisory fees of $1.2 million for first quarter 2022 decreased $45 thousand from fourth quarter 2021 and increased $95 thousand versus first quarter 2021. The variances primarily reflected fluctuations in asset-based fees. Assets under administration were $1.0 billion at March 31, 2022 compared with $1.1 billion at December 31, 2021 and $902.1 million at March 31, 2021. Discretionary assets under administration of $625.3 million in first quarter 2022 compared with $657.8 million in fourth quarter 2021 and $578.2 million in first quarter 2021. The fluctuations in value primarily reflected changes in market valuations. Non-discretionary assets under administration of $423.9 million in first quarter 2022 declined slightly from $425.4 million in fourth quarter 2021 and increased from $323.9 million in first quarter 2021. The increase in non-discretionary assets from first quarter 2021 primarily reflected the addition of partnership assets under administration for the same client relationship. The trust and wealth business records only a nominal annual fee on this relationship.

Service charges and fees of $1.1 million for first quarter 2022 decreased $148 thousand versus fourth quarter 2021 and increased $188 thousand versus first quarter 2021. The decrease from fourth quarter 2021 primarily reflected lower interchange and lower loan prepayment fees. The increase from first quarter 2021 primarily reflected higher deposit fees. Income from mortgage sales and servicing increased $28 thousand versus fourth quarter 2021 and decreased $492 thousand versus first quarter 2021. The decrease from first quarter 2021 reflected a lower volume of sales of residential mortgage loans to the FHLB Boston.

Non-interest income for first quarter 2022 included a pre-tax gain on the sale of available-for-sale (“AFS”) securities of $210 thousand. Salisbury did not recognize any gains or losses on the sale of AFS securities in the comparative periods. Other non-interest income for first quarter 2022 included a pre-tax gain of $239 thousand on the sale of $3.8 million of commercial and residential loans.

Non-Interest Expense

Non-interest expense of $8.7 million for first quarter 2022 increased $182 thousand versus fourth quarter 2021 and increased $1.4 million versus first quarter 2021. Non-interest expense for first quarter 2022 included two isolated instances of debit card or check cashing fraud-related losses aggregating $251 thousand. Compensation expense of $4.8 million for first quarter 2022 decreased slightly from fourth quarter 2021 and increased $543 thousand versus first quarter 2021. The increase from first quarter 2021 primarily reflected higher salary, production and incentive accruals and significantly lower deferred loan origination expenses due to the processing of PPP loans in first quarter 2021.

Excluding compensation, other non-interest expenses for first quarter 2022 increased $212 thousand from fourth quarter 2021 and increased $851 thousand from first quarter 2021. The increase from fourth quarter 2021 primarily reflected the fraud losses noted above as well as higher professional fees and information processing expenses, partially offset by lower marketing expenses. The increase from first quarter 2021 primarily reflected the fraud related charges as well as higher facilities, information processing and marketing expenses.

The effective income tax rates for first quarter 2022, fourth quarter 2021 and first quarter 2021 were 18.6%, 19.1% and 21.6%, respectively. The lower tax rate in first quarter 2022 primarily reflected a higher mix of tax-exempt income from municipal bonds and tax advantaged loans on a comparatively lower level of pre-tax income.

Loans

Gross loans receivable of $1.1 billion were essentially unchanged from December 31, 2021, and increased $24.0 million, or 2.3%, from March 31, 2021. Excluding PPP loans, gross loans receivable increased $11.3 million, or 1.1%, from fourth quarter 2021 and $107.4 million, or 11.2%, from first quarter 2021. Approximately $5.5 million of residential loans were sold to FHLB Boston in first quarter 2022 compared with $4.2 million during fourth quarter 2021 and $21.3 million in first quarter 2021. The ratio of gross loans to deposits for first quarter 2022 was 83.6% compared with 80.8% for fourth quarter 2021 and 87.1% for first quarter 2021. Balances by loan type for the comparative periods were as follows:

Loan Type	Q1 2022	Q4 2021	Q1 2021
Residential Real Estate	$478,677	$468,464	$418,991
Commercial Real Estate	376,088	369,761	341,142
Commercial & Industrial ex PPP Loans	163,832	169,543	152,388
PPP Loans	13,666	25,589	96,969
Commercial & Industrial – Total	177,498	195,132	249,357
Farm Land	2,778	2,807	3,606
Vacant Land	14,710	14,182	13,228
Municipal	14,263	16,534	21,495
Consumer	14,356	12,547	8,617
Deferred Costs/(Fees)	761	285	(1,365)
Gross Loans Receivable	$1,079,131	$1,079,712	$1,055,071
Gross Loans Receivable ex PPP	$1,065,465	$1,054,123	$958,102

Asset Quality

Asset quality continued to improve during the quarter. Non-performing assets decreased $1.4 million during the first quarter to $2.8 million, or 0.19% of total assets at March 31, 2022, from $4.2 million, or 0.27% of total assets at December 31, 2021, and decreased $2.9 million from $5.7 million, or 0.41% of total assets, at March 31, 2021.

The amount of total impaired and potential problem loans decreased during the quarter to $27.3 million or 2.53% of gross loans receivable at March 31, 2022 compared to $32.8 million, or 3.04% of gross loans receivable at December 31, 2021 and $48.9 million, or 4.64% of gross loans receivable at March 31, 2021.

Accruing loans receivable 30-to-89 days past due increased $1.0 million during first quarter 2022 to $2.3 million, or 0.22% of gross loans receivable, from $1.3 million, or 0.12% of gross loans receivable at December 31, 2021, and decreased $0.1 million from $2.4 million, or 0.23% of gross loans receivable at March 31, 2021.

The allowance for loan losses for first quarter 2022 was $12.9 million compared with $13.0 million for fourth quarter 2021 and $13.9 million for first quarter 2021.The provision expense was $363 thousand for first quarter 2022 compared with a net reserve release of $202 thousand for fourth quarter 2021 and a provision expense of $158 thousand for the first quarter 2021. The provision expense for first quarter 2022 primarily offset net loan charge-offs (recoveries), which were $410 thousand for the first quarter 2022, $3 thousand for fourth quarter 2021 and $25 thousand for the first quarter 2021. Net charge-offs for first quarter 2022 included a write-down of $374 thousand to reduce the carrying value on $3.8 million of non-performing and under-performing residential and commercial loans, which Salisbury sold during the quarter, to the initial bid prices. The proceeds from the sale subsequently increased by approximately $239 thousand due to higher final bids. This increase was recorded as a pre-tax gain on sale in mortgage banking activities, net in Salisbury’s consolidated statement of income.

Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, excluding PPP loans, was 1.21% for the first quarter 2022 versus 1.23% for the fourth quarter 2021 and 1.45% for the first quarter 2021. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 467% for the first quarter 2022 versus 309% for fourth quarter 2021 and 243% for first quarter 2021.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits of $1.3 billion at March 31, 2022 decreased $45.7 million, or 3.4%, from December 31, 2021 and increased $79.3 million, or 6.6%, from March 31, 2021. At March 31, 2022, Salisbury did not have any outstanding brokered deposits compared with balances of $7.9 million at December 31, 2021 and $18.0 million at March 31, 2021. Average total deposits for the first quarter 2022 were $1.3 billion compared with $1.3 billion for the fourth quarter 2021 and $1.2 billion for the first quarter 2021.

Advances from FHLBB were $0.4 million at March 31, 2022 compared with $7.7 million and $11.4 million at December 31, 2021 and March 31, 2021, respectively. In first quarter 2022, Salisbury paid-off of a $6.0 million FHLB advance due in December 2022. Salisbury’s excess borrowing capacity at FHLBB was approximately $251 million at March 31, 2022.

Capital

Shareholders’ equity decreased $6.5 million in first quarter to $130.1 million at March 31, 2022 as unrealized losses in the available-for-sale securities (“AFS”) portfolio of $9.3 million and common stock dividends paid of $0.9 million were partially offset by net income of $3.6 million and other activity of $0.1 million. The unrealized losses in the AFS portfolio, which reflected the sharp increase in market interest rates during first quarter 2022, reduced both book value and tangible book value at March 31, 2022. Book value per common share of $45.12 at March 31, 2022 decreased $2.61 from fourth quarter 2021 and increased $0.40 from first quarter 2021. Tangible book value per common share of $40.20 at March 31, 2022 decreased $2.56 from fourth quarter 2021 and increased $0.55 from first quarter 2021.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At March 31, 2022, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.66%, 13.98%, and 12.80%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively. The unrealized losses in the AFS portfolio noted above do not affect the Bank’s regulatory capital ratios.

During first quarter 2022, Salisbury did not repurchase any of its outstanding common stock pursuant to its stock repurchase program established in March 2021. In March 2022, Salisbury’s Board of Directors approved the renewal of this program which authorizes Salisbury to repurchase Salisbury’s common stock in amounts up to an aggregate of five percent (5%) of the outstanding shares of Salisbury’s common stock from time to time over a period of twelve (12) months.

Dividend on Common Shares

On April 20, 2022, the Board of Directors of Salisbury approved a quarterly cash dividend of $0.32 per common share that will be paid on May 27, 2022 to shareholders of record as of May 13, 2022.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services, as well as trust and wealth advisory services. For more information, please visit www.salisburybank.com.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended March 31, 2022, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under About Us/Shareholder Relations/News & Market Information/Presentations.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	March 31, 2022	December 31, 2021
ASSETS
Cash and due from banks	$4,814	$6,404
Interest bearing demand deposits with other banks	94,047	168,931
Total cash and cash equivalents	98,861	175,335
Interest bearing Time Deposits with Financial Institutions	750	750
Securities
Available-for-sale at fair value	215,652	202,396
CRA mutual fund at fair value	862	901
Federal Home Loan Bank of Boston stock at cost	1,077	1,397
Loans held-for-sale	1,070	2,684
Loans receivable, net (allowance for loan losses: $12,915 and $12,962)	1,066,216	1,066,750
Bank premises and equipment, net	22,856	22,625
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,517 and $5,463)	364	418
Accrued interest receivable	5,895	6,260
Cash surrender value of life insurance policies	27,900	27,738
Deferred taxes	4,591	2,588
Other assets	5,173	5,527
Total Assets	$1,465,082	$1,529,184
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$370,082	$416,073
Demand (interest bearing)	233,893	233,600
Money market	317,462	330,436
Savings and other	240,824	237,075
Certificates of deposit	128,213	119,009
Total deposits	1,290,474	1,336,193
Repurchase agreements	8,161	11,430
Federal Home Loan Bank of Boston advances	419	7,656
Subordinated debt	24,488	24,474
Note payable	159	170
Finance lease obligations	4,363	4,107
Accrued interest and other liabilities	6,952	8,554
Total Liabilities	1,335,016	1,392,584
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000;
Issued: 2,882,458 and 2,861,697
Outstanding: 2,882,458 and 2,861,697	288	286
Unearned compensation – restricted stock awards	(1,550)	(925)
Paid-in capital	47,099	46,374
Retained earnings	92,648	89,995
Accumulated other comprehensive (loss) income, net	(8,419)	870
Total Shareholders' Equity	130,066	136,600
Total Liabilities and Shareholders' Equity	$1,465,082	$1,529,184

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Three months ended March 31, (in thousands, except per share amounts)	2022	2021
Interest and dividend income
Interest and fees on loans	$10,163	$10,477
Interest on debt securities
Taxable	724	423
Tax exempt	174	162
Other interest and dividends	57	34
Total interest and dividend income	11,118	11,096
Interest expense
Deposits	478	555
Repurchase agreements	3	3
Finance lease	41	32
Note payable	2	3
Subordinated debt	233	119
Federal Home Loan Bank of Boston advances	55	34
Total interest expense	812	746
Net interest and dividend income	10,306	10,350
Provision for loan losses	363	158
Net interest and dividend income after provision for loan losses	9,943	10,192
Non-interest income
Trust and wealth advisory	1,241	1,146
Service charges and fees	1,138	950
Mortgage banking activities, net	355	608
(Losses) on CRA mutual fund	(42)	(16)
Gains on securities, net	210	—
Bank-owned life insurance (“BOLI”) income	162	125
Other	30	28
Total non-interest income	3,094	2,841
Non-interest expense
Salaries	3,479	2,901
Employee benefits	1,277	1,312
Premises and equipment	1,104	954
Loss on sale of assets	9	—
Information processing and services	685	565
Professional fees	787	711
Collections, OREO, and loan related	117	84
FDIC insurance	171	145
Marketing and community support	184	82
Amortization of intangibles	54	71
Other	786	434
Total non-interest expense	8,653	7,259
Income before income taxes	4,384	5,774
Income tax provision	816	1,248
Net income	$3,568	$4,526
Net income available to common shareholders	$3,508	$4,462

Basic earnings per common share	$1.24	$1.59
Diluted earnings per common share	1.23	1.59
Common dividends per share	0.32	0.29

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Total assets	$1,465,082	$1,529,184	$1,476,849	$1,436,666	$1,403,129
Loans receivable, net	1,066,216	1,066,750	1,057,451	1,032,345	1,041,185
Total securities	217,591	204,694	177,979	152,943	129,960
Deposits	1,290,474	1,336,193	1,289,628	1,243,369	1,211,171
FHLBB advances	419	7,656	8,905	10,152	11,396
Shareholders’ equity	130,066	136,600	133,533	131,709	127,242
Wealth assets under administration	1,049,240	1,083,152	973,198	970,306	902,141
Discretionary wealth assets under administration	625,346	657,789	608,228	614,312	578,199
Non-discretionary wealth assets under administration	423,894	425,363	364,970	355,994	323,942
Non-performing loans	2,764	4,199	5,001	5,539	5,706
Non-performing assets	2,764	4,199	5,001	5,539	5,706
Accruing loans past due 30-89 days	2,349	1,342	909	1,400	2,374
Net interest and dividend income	10,306	10,543	10,165	9,565	10,350
Net interest and dividend income, tax equivalent(1)	10,484	10,735	10,345	9,739	10,520
Provision (release) expense for loan losses	363	(202)	400	(1,075)	158
Non-interest income	3,094	2,847	2,840	2,971	2,841
Non-interest expense	8,653	8,471	8,284	8,086	7,259
Income before income taxes	4,384	5,121	4,321	5,525	5,774
Income tax provision	816	980	868	1,172	1,248
Net income	3,568	4,141	3,453	4,353	4,526
Net income allocated to common shareholders	3,508	4,076	3,400	4,287	4,462

Per share data
Basic earnings per common share	$1.24	$1.45	$1.21	$1.53	$1.59
Diluted earnings per common share	1.23	1.43	1.20	1.52	1.59
Dividends per common share	0.32	0.31	0.31	0.30	0.29
Book value per common share	45.12	47.73	46.66	46.02	44.72
Tangible book value per common share - Non-GAAP ⁽[2]⁾	40.20	42.76	41.67	41.01	39.65
Common shares outstanding at end of period (in thousands)	2,882	2,862	2,862	2,862	2,845
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,818	2,817	2,817	2,810	2,805
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,847	2,835	2,843	2,829	2,815

Profitability ratios
Net interest margin (tax equivalent) (1)	2.95%	2.99%	2.92%	2.82%	3.34%
Efficiency ratio (2)	63.38	61.91	61.63	63.07	53.75
Effective income tax rate	18.60	19.13	20.09	21.21	21.61
Return on average assets	0.97	1.10	0.93	1.21	1.38
Return on average common shareholders’ equity	10.65	12.14	10.27	13.51	14.53

Credit quality ratios
Non-performing loans to loans receivable, gross	0.26%	0.39%	0.47%	0.53%	0.54%
Accruing loans past due 30-89 days to loans receivable, gross	0.25	0.12	0.08	0.13	0.23
Allowance for loan losses to loans receivable, gross	1.20	1.20	1.23	1.22	1.32
Allowance for loan losses to non-performing loans	467.3	308.7	263.3	229.4	243.4
Non-performing assets to total assets	0.19	0.27	0.34	0.39	0.41

Capital ratios
Common shareholders' equity to assets	8.88%	8.93%	9.04%	9.17%	9.07%
Tangible common shareholders' equity to tangible assets - Non-GAAP (2)	7.99	8.08	8.15	8.25	8.12
Tier 1 leverage capital (3)	9.66	9.42	9.31	9.33	9.83
Total risk-based capital (3)	13.98	14.08	14.20	14.67	14.58
Common equity tier 1 capital (3)	12.80	12.87	12.95	13.42	13.33

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Common Shareholders' Equity	$130,066	$136,600	$133,533	$131,709	$127,242
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(364)	(418)	(476)	(538)	(603)
Tangible Common Shareholders' Equity	$115,887	$122,367	$119,242	$117,356	$112,824
Total Assets	$1,465,082	$1,529,184	$1,476,849	$1,436,666	$1,403,129
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(364)	(418)	(476)	(538)	(603)
Tangible Total Assets	$1,450,903	$1,514,951	$1,462,558	$1,422,313	$1,388,711
Common Shares outstanding (in thousands)	2,882	2,862	2,862	2,862	2,845

Book value per Common Share – GAAP	$45.12	$47.73	$46.66	$46.02	$44.72
Tangible book value per Common Share - Non-GAAP	40.20	42.76	41.67	41.01	39.65
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	7.99%	8.08%	8.15%	8.25%	8.12%
Consolidated:
Non-interest expense	$8,653	$8,471	$8,284	$8,086	$7,259
Less: Amortization of core deposit intangibles	(54)	(57)	(61)	(65)	(71)
Less: Write-down of fixed assets	—	—	(144)	—	—
Less: Fraud-related losses	(251)	—	—	—	—
Adjusted non-interest expense	$8,348	$8,414	$8,079	$8,021	$7,188
Net interest and dividend income, tax equivalent	$10,484	$10,735	$10,345	$9,739	$10,520
Non-interest income	3,094	2,847	2,840	2,971	2,841
(Gains) losses on securities	(168)	9	(3)	6	16
Gains on sale of fixed assets	—	—	(73)	—	—
Gains on sale of loans	(239)	—	—	—	—
Adjusted revenue	$13,171	$13,591	$13,109	$12,716	$13,377
Efficiency Ratio – Non-GAAP [1]	63.38%	61.91%	61.63%	63.07%	53.75%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q1 2022: 61.83%; Q4 2021: 60.62%; Q3 2021: 60.70%; Q2 2021: 61.59%; Q1 2021: 51.97%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

At or for the quarters ended	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	Q1 2022	Q4 2021	Q1 2021	Q1 2022	Q4 2021	Q1 2021	Q1 2022	Q4 2021	Q1 2021
Loans (a)(d)	$1,079,610	$1,078,097	$1,051,658	$10,277	$10,560	$10,592	3.79%	3.89%	4.02%
Securities (c)(d)	208,140	186,284	103,062	962	911	640	1.85	1.96	2.48
FHLBB stock	1,434	1,641	1,948	7	11	9	2.05	2.68	1.85
Short term funds (b)	123,454	155,502	101,401	50	62	25	0.16	0.16	0.10
Total interest-earning assets	1,412,638	1,421,524	1,258,069	11,296	11,544	11,266	3.19	3.22	3.57
Other assets	74,795	76,059	71,252
Total assets	$1,487,433	$1,497,583	$1,329,321
Interest-bearing demand deposits	$232,464	$225,607	$218,425	99	104	106	0.17	0.18	0.20
Money market accounts	321,198	329,005	288,767	126	139	129	0.16	0.17	0.18
Savings and other	233,092	233,463	197,526	64	66	56	0.11	0.11	0.11
Certificates of deposit	131,059	121,192	129,603	189	200	264	0.59	0.65	0.83
Total interest-bearing deposits	917,813	909,267	834,321	478	509	555	0.21	0.21	0.27
Repurchase agreements	7,146	7,923	8,453	3	3	3	0.14	0.16	0.15
Finance lease	5,097	2,696	2,824	41	34	32	3.23	5.10	4.60
Note payable	163	173	200	2	3	3	6.12	6.49	6.18
Subordinated debt (f)	24,480	24,467	10,156	233	233	119	3.81	3.82	4.68
FHLBB advances	2,974	8,071	11,825	55	28	34	7.46	1.38	1.14
Total interest-bearing liabilities	957,673	952,597	867,779	812	810	746	0.34	0.34	0.35
Demand deposits	386,884	401,294	328,372
Other liabilities	7,036	8,410	6,839
Shareholders’ equity	135,840	135,282	126,331
Total liabilities & shareholders’ equity	$1,487,433	$1,497,583	$1,329,321
Net interest income				$10,484	$10,735	$10,520
Spread on interest-bearing funds							2.84	2.88	3.22
Net interest margin (e)							2.95	2.99	3.34

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income benefit of $178,000, $192,000 and $170,000, respectively, for Q1 2022, Q4 2021 and Q1 2021 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2022 and 2021.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.